Exhibit 99.1

For more information, contact:
FOR RELEASE AT 8:00 A.M. ET
FEBRUARY 7, 2007	Thomas F. Rose
Chief Financial Officer

Wendy Crites-Wacker, APR
Corporate Communications
Phone (386) 418-8888

Susan A. Noonan
The SAN Group
Phone (212) 966-3650

REGENERATION TECHNOLOGIES ANNOUNCES 2006 YEAR END, FOURTH

QUARTER RESULTS

Company Will Hold Conference Call at 9:00 a.m. ET

ALACHUA, Fla. (Feb 7, 2007) – Regeneration Technologies, Inc. (RTI) (NASDAQ: RTIX), a leading processor of orthopedic and other biologic implants, announced today that the company’s revenues were $19.1 million for the fourth quarter of 2006, compared to $20.1 million for the fourth quarter of 2005. Revenues were $74.0 million for the full year 2006, compared to revenues of $75.2 million for the full year 2005.

For the fourth quarter ended December 31, 2006, the company reported a net loss of $6.7 million, compared to a net loss of $1.7 million for the fourth quarter of 2005. Net loss per diluted share for the fourth quarter 2006 was $0.22, compared to a net loss per diluted share of $0.06 for the fourth quarter of 2005.

For the full year 2006, the company reported a net loss of $11.1 million, compared to a net loss of $5.6 million for the full year 2005. Net loss per diluted share for 2006 was $0.37, compared to a net loss per diluted share of $0.20 for the year 2005.

Net loss in the fourth quarter of 2006 included an after-tax charge of $2.0 million, or $0.07 per diluted share, relating to exiting the cardiovascular business and an after-tax charge of $2.6 million, or $0.09 per diluted share relating to an impairment of the company’s investment in Organ Recovery Systems, Inc.

During the fourth quarter and the year ending December 31, 2006, the company recorded an after-tax charge for stock-based compensation expense totaling $577,000 and $2.3 million, respectively, and a net loss per diluted share of $.02 and $.08, respectively, under the provisions of Statement of Financial Accounting Standards No. 123R. Prior to 2006, the company accounted for stock-based compensation under Accounting Principles Board Opinion No. 25.

2006 Revenue Analysis and 2007 Outlook

Spinal: Revenues from distribution of spinal implants were $8.1 million for the fourth quarter 2006, a decrease of 15 percent over the fourth quarter 2005. Revenues for the year ended December 31, 2006 from spinal implants were $35.1 million, similar to previous-year levels.

During the fourth quarter and full year 2006, spine implant orders were negatively impacted by inadequate supplies of available tissue to meet customer demand and a decline in orders for lumbar grafts. For the year, total spinal construct volumes were down 10 percent overall due to a decline in production of tissue-constrained implants. The decline in volume for the tissue-constrained grafts was partially offset by increases in assembled cervical implants.

In September 2006, the company entered into an amended contract with its largest spine distributor, Medtronic Sofamor Danek, which includes higher transfer fees and allows the company to widen its distribution channels for spine implants. The ability to supply other distributors should lead to increased spinal revenues in the future.

Sports Medicine: Revenues from distribution of sports medicine implants were $4.6 million for the fourth quarter and $15.0 million for the year ended December 31, 2006, representing an increase of 56 percent and 42 percent, respectively. The increase in the fourth quarter was primarily due to the success of the company’s distribution network in delivering tendons to meet the demand for knee surgeries. The sports medicine implant line increased during the quarter with the market acceptance of the assembled tendon line and the introduction of the BioCleanse®-sterilized Achilles tendon.

As a result of the new supply-related agreements completed with Tutogen Medical, Inc. and CryoLife, Inc. in the fourth quarter of 2006, we believe that available sports medicine implants should increase significantly in 2007. In addition, the successful launch of the assembled bone-tendon-bone implant for knee surgeries and the planned introduction of a second generation of these grafts in 2007 should also increase the number of implants available for distribution.

Bone Graft Substitutes: Revenues from distribution of bone graft substitutes were $3.4 million for the fourth quarter and $13.5 million for the year ended December 31, 2006, representing a decrease of 32 percent and 25 percent, respectively. Bone graft substitutes declined in 2006 as our largest distributor lowered both its inventories of, and orders for, the company’s products. Additionally, the amount of cancellous tissue available for distribution was down significantly compared to the prior year, contributing to the lower revenues.

The company plans to introduce its next generation bone paste product in the first half of 2007.

Cardiovascular: Revenues from distribution of cardiovascular implants were $1.3 million for the fourth quarter and $5.6 million for the year ended December 31, 2006, representing a decrease of 21 percent and 26 percent, respectively. The decline related to a decrease in tissue available for processing.

As part of the agreement with CryoLife, announced in December 2006, RTI is no longer accepting cardiovascular tissues for processing as of January 1, 2007. Therefore, cardiovascular revenues in 2007 will decline as the company distributes only its remaining inventories.

General Orthopedic: Revenues from distribution of general orthopedic implants were $243,000 for the fourth quarter ended December 31, 2006, representing an increase of 14 percent over the previous year. Revenues for general orthopedic implants were $969,000 for the year, similar to the previous year’s level.

We expect that distribution of allograft general orthopedic implants in 2007 will remain at similar levels compared to 2006. However, as clinical acceptance of the Sterling® line of xenograft products increases, we expect higher volume of Sterling implants to reach both the domestic and international markets.

Other Revenues: Other revenues were $1.4 million for the fourth quarter and $3.8 million for the year ended December 31, 2006, representing an increase of 107 percent and 33 percent, respectively. These revenues are comprised primarily of fees for tissue recoveries for other processors, which represented the majority of the increase, as well as laboratory testing and other fees.

We expect that the level of recoveries for other processors and the associated revenue will continue to expand in 2007.

“This year was an important one in the history of our company,” said Brian K. Hutchison, RTI’s chairman, president and CEO. “While 2006 was disappointing financially, many significant negotiations were concluded in the second half of the year. These events facilitate a positive shift in our business model allowing us to optimize our distribution channels and increase our availability of human donated tissue to process into sterilized implants for patients. We believe that this has positioned our business to return to sustainable growth and profitability.”

Conference Call

RTI will hold a live conference call and simultaneous audio web cast today, Feb. 7, 2007 at 9 a.m. ET to discuss the fourth quarter and year end 2006 results. The conference call can be accessed by calling 800-593-7169, passcode RTIX Q4. The web cast can be accessed through the investor section of RTI’s web site at www.rtix.com. A telephone replay of the call will be available through March 8, 2007 and can be accessed by calling 866-431-5843; the replay will also be available at www.rtix.com

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than half a million allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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Non-GAAP Financial Information

The Company provides non-GAAP financial measures including adjusted operating loss, adjusted net loss and adjusted net loss per share as a supplement to GAAP financial information to enhance the overall understanding of the Company’s financial performance and to assist investors in evaluation of the Company’s results of operation, period over period. Adjusted non-GAAP measures exclude significant unusual items. Investors should consider these non-GAAP measures as a supplement to, and not a substitute for financial information prepared on a GAAP basis.

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Operating Loss, Net Loss, and Net Loss per Share

(In thousands, except share and per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Operating loss, as reported (GAAP)	$(11,014)	$(2,782)	$(17,534)	$(8,947)
Non-GAAP adjustments:
Cardiovascular exit activity costs	2,959	—	2,959	—
Impairment of investment	4,100	—	4,100	—
Costs of tissue recall	—	193	—	3,673

Adjusted operating loss (non-GAAP)	$(3,955)	$(2,589)	$(10,475)	$(5,274)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Net loss, as reported (GAAP)	$(6,689)	$(1,707)	$(11,125)	$(5,551)
Non-GAAP adjustments, net of tax:
Cardiovascular exit activity costs	1,953	—	1,953	—
Impairment of investment	2,554	—	2,554	—
Costs of tissue recall	—	120	—	2,288

Adjusted net loss (non-GAAP)	$(2,182)	$(1,587)	$(6,618)	$(3,263)

Net loss per common share, as reported (GAAP)	$(0.22)	$(0.06)	$(0.37)	$(0.20)
Non-GAAP adjustments, net of tax:
Cardiovascular exit activity costs	0.07	—	0.07	—
Impairment of investment	0.09	—	0.09	—
Costs of tissue recall	—	0.00	—	0.08

Adjusted net loss per common share (non-GAAP)
Basic	$(0.06)	$(0.06)	$(0.21)	$(0.12)

Diluted	$(0.06)	$(0.06)	$(0.21)	$(0.12)

Shares used in computing adjusted net loss per common share:
Basic	29,772,958	29,681,563	29,753,166	27,754,003

Diluted	29,772,958	29,681,563	29,753,166	27,754,003

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Revenues:
Fees from tissue distribution	$17,720	$19,460	$70,158	$72,337
Other revenues	1,371	666	3,812	2,862

Total revenues	19,091	20,126	73,970	75,199
Costs of processing and distribution	16,955	14,570	54,647	55,457

Gross profit	2,136	5,556	19,323	19,742

Expenses:
Marketing, general and administrative	7,316	6,621	27,252	23,350
Research and development	1,632	1,381	5,403	5,003
Asset impairment and abandonments	4,202	336	4,202	336

Total expenses	13,150	8,338	36,857	28,689

Operating loss	(11,014)	(2,782)	(17,534)	(8,947)

Other (expense) income:
Interest expense	(202)	(230)	(898)	(862)
Interest income	208	221	934	361

Total other income (expense) - net	6	(9)	36	(501)

Loss before income tax benefit	(11,008)	(2,791)	(17,498)	(9,448)
Income tax benefit	4,319	1,084	6,373	3,897

Net loss	$(6,689)	$(1,707)	$(11,125)	$(5,551)

Net loss per common share - basic	$(0.22)	$(0.06)	$(0.37)	$(0.20)

Net loss per common share - diluted	$(0.22)	$(0.06)	$(0.37)	$(0.20)

Weighted average shares outstanding - basic	29,772,958	29,681,563	29,753,166	27,754,003

Weighted average shares outstanding - diluted	29,772,958	29,681,563	29,753,166	27,754,003

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Revenues

(In thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Fees from tissue distribution:
Spinal constructs	$8,135	$9,593	$35,085	$35,084
Sports medicine	4,611	2,954	14,959	10,545
Bone graft substitutes	3,418	5,031	13,506	18,055
Cardiovascular	1,313	1,669	5,639	7,653
General orthopedic	243	213	969	1,000
Other revenues	1,371	666	3,812	2,862

Total	$19,091	$20,126	$73,970	$75,199

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2006	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$15,509	$25,559
Accounts receivable - net	9,337	9,021
Inventories - net	37,026	38,534
Other current assets	11,429	12,181

Total current assets	73,301	85,295
Property, plant and equipment - net	41,047	44,527
Other assets	15,460	12,440

Total assets	$129,808	$142,262

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$7,949	$7,123
Other current liabilities	8,568	8,575

Total current liabilities	16,517	15,698
Other liabilities	3,401	8,751

Total liabilities	19,918	24,449

Total stockholders’ equity	109,890	117,813

Total liabilities and stockholders’ equity	$129,808	$142,262

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Cash flows from operating activities:
Net loss	$(6,689)	$(1,707)	$(11,125)	$(5,551)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	1,386	1,246	5,235	4,591
Amortization of deferred financing costs	42	42	170	173
Provision for inventory writedowns	3,360	1,431	3,855	3,673
Deferred income tax benefit	(4,319)	(1,084)	(6,373)	(3,873)
Deferred stock-based compensation and nonqualified option expense	762	5	3,138	36
Asset impairment and abandonments	4,202	336	4,202	336
Change in working capital	1,132	3,540	(2,190)	(106)
Other	(80)	(380)	(3,655)	(960)

Net cash (used in) provided by operating activities	(204)	3,429	(6,743)	(1,681)

Cash flows from investing activities:
Purchases of property, plant and equipment	(253)	(640)	(1,328)	(3,999)
Proceeds from sale of property, plant and equipment	—	—	200	—
Purchase of intellectual property	—	—	—	(1,600)

Net cash used in investing activities	(253)	(640)	(1,128)	(5,599)

Cash flows from financing activities:
Proceeds from stock issuance	—	—	—	23,940
Stock issuance costs	—	—	—	(1,565)
Payments on term loan and capital lease obligations	(508)	(569)	(2,226)	(2,316)
Other	2	141	47	1,296

Net cash (used in) provided by financing activities	(506)	(428)	(2,179)	21,355

Net (decrease) increase in cash and cash equivalents	(963)	2,361	(10,050)	14,075
Cash and cash equivalents, beginning of period	16,472	23,198	25,559	11,484

Cash and cash equivalents, end of period	$15,509	$25,559	$15,509	$25,559